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                                                                    EXHIBIT 99.1


PRESS RELEASE

USINTERNETWORKING, INC. CONFIRMS FOURTH QUARTER REVENUE AND EBITDA GUIDANCE

COMPANY TRIMS WORKFORCE REFLECTING INCREASING EFFICIENCY AND BROAD ECONOMIC CONDITIONS, EXPECTS EBITDA BREAKEVEN TO ACCELERATE

ANNAPOLIS, MD, JANUARY 16, 2001 -- USinternetworking, Inc. (USi, Nasdaq: USIX), a leading Application Service Provider, today announced it expects to report revenues for the fourth quarter ended December 31, 2000 of approximately $37.0 million, including one-time fees of approximately $3.0 million primarily related to the early termination of a contract with US WEST. The Company expects to report an EBITDA loss of approximately $12.0 million. Actual results are subject to final audit.

During the fourth quarter, the Company secured approximately $49.0 million in new service contract value. "The contract value sold in the quarter reflects both customer hesitations early in the quarter based on now-resolved liquidity concerns, as well as client sentiment regarding the broader economic environment," said Andrew A. Stern, Chief Executive Officer. "Nonetheless, we are pleased with the enterprise orientation and caliber of the 33 new client units signed in the quarter." New clients include companies such as Magellan Health Care, The Longaberger Company, and Polyclad Technologies, a Cookson Electronics Company.

"We continue to be encouraged by the increasing efficiencies we are realizing in servicing our clients, as reflected in our improving EBITDA performance," said Stern. "We are deriving operating efficiencies by leveraging our experience in implementing and maintaining mission critical systems as well as from efficiency gains realized through recent organizational changes." Due to these efficiencies and the projected economic environment, USi announced today it will reduce its workforce by 11%, or approximately 150 employees. The workforce reductions will occur predominately in areas where increasing efficiency and organizational re-alignment have created excess capacity and accordingly will not impact client service levels or future growth.

"We continue to see good acceptance of our ASP value proposition among enterprise clients and foresee substantial opportunities for future growth. Despite the vagaries of the economic climate, USi is well positioned to achieve or exceed its profit and cash flow goals for 2001, while maintaining its commitment to exceptional customer service," said Stern.

BUSINESS OUTLOOK

Consistent with industry trends, the Company continues to experience erosion of its early stage, venture backed client base, which is expected to represent approximately 7% of the 12-month backlog at the end of the fourth quarter 2000. Total backlog is expected to be approximately $104 million at year-end 2000.


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The Company expects revenue for the first quarter 2001 to be approximately $35 million, or slightly above fourth quarter 2000 revenues prior to termination fees. Revenue for 2001 is expected to be approximately $180 million, a 64% increase over expected 2000 revenues.

The Company expects EBITDA loss for the first quarter 2001 to decline to approximately $11 million inclusive of costs associated with the reduction in workforce. For the full year 2001, the Company expects the EBITDA loss to be in the range of $10 million to $11 million, down from an expected $72 million loss for 2000. The Company expects to accelerate its previously disclosed target of EBITDA breakeven from fourth quarter 2001 to third quarter 2001.

DETAILS CONCERNING THE INFORMATION CONTAINED IN TODAY'S RELEASE WILL BE DISCUSSED IN A TELECONFERENCE CALL ON WEDNESDAY, JANUARY 17, 2001 AT 8:00 AM
(ET):
          Dial-in Number Domestic:     800-521-5414
          International:               303-267-1001
          Access Code:                 907-591

A REPLAY OF THIS TELECONFERENCE CALL WILL BE AVAILABLE:
          Date:                        Wednesday, January 17, 2000
          Start Time:                  11:00 AM (ET)
          Dial-in Number:              800-625-5288
          Access Code:                 907-591

Details concerning the fourth quarter and full year 2000 audited financial results, as well as a complete overview of fourth quarter 2000 operations, will be released on February 13, 2001. A conference call will be held at 5:30 PM (ET) on the same day to discuss these results. The call can be accessed via the USinternetworking Website at www.usi.net.

ABOUT USINTERNETWORKING, INC.

USinternetworking Inc. (Nasdaq: USIX), a leading Application Service Provider, delivers e-commerce and enterprise software as a service. The company's iMAP portfolio of service offerings delivers the functionality of leading software from Ariba, BroadVision, Lawson, Microsoft, Oracle, PeopleSoft and Siebel as a continuously supported, flat-rate monthly service via an advanced, secure global data center network. Additionally, Usi's AppHost managed application hosting services provide the most advanced solutions for enterprises, software companies, marketplaces, and system integrators that are seeking a better way to deliver solutions over the Internet to their customers and end users. For more information, visit www.usi.com.

Internet Managed Application Provider, iMAP, AppHost, PriorityPeering, USiGSP, USiSAN USiAccelerate, and Making Software Simple are service marks of USinternetworking, Inc. All other trademarks are the property of their respective owners. USi strategic partners and providers are publicly traded on Nasdaq under the symbols: ARBA, BVSN, CSCO, MSFT, ORCL, PSFT and SEBL.

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to USinternetworking Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous

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factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in the Company's registration statement on Form S-3 filed with the Securities and Exchange Commission ("SEC") on October 12, 2000, the Company's Form 10-Q filed with the SEC on November 14, 2000, and in our other reports filed from time to time with the SEC.


Contacts:

     USinternetworking, Inc.
     Media Contact:
     Chris Walker
     (410) 897-3560
     chris.walker@usi.net
     or
     Financial Contact:
     Dave Miller
     (410) 897-1746
     dave.miller@usi.net